Exhibit 99.1

Contact
Investor Relations
Phone: (441) 278-0988
Email: investorrelations@endurance.bm

ENDURANCE REPORTS FIRST QUARTER NET INCOME OF $77.8 MILLION

PEMBROKE, Bermuda – May 1, 2008 – Endurance Specialty Holdings Ltd. (NYSE:ENH) today reported net income of $77.8 million and $1.15 per diluted common share for the first quarter of 2008 versus net income of $101.8 million and $1.36 per diluted common share in the first quarter of 2007.

Operating highlights for the quarter ended March 31, 2008 were as follows:

•	Gross premiums written of $868.6 million, an increase of 51.5% over the same period in 2007;

•	Ceded premiums of $227.8 million versus $39.6 million in the first quarter of 2007;

•	Combined ratio of 84.4%, which included 11.0 percentage points of favorable prior year loss reserve development;

•	Net investment income of $46.9 million, a decrease of $27.9 million or 37.3% over the same period in 2007;

•	Operating income, which excludes after-tax realized investment gains and losses and foreign exchange gains and losses, of $89.5 million and $1.33 per diluted common share;

•	Operating return on average common equity for the quarter of 3.7%, or 14.7% on an annualized basis; and

•	Book value of $36.00 per diluted common share, up 2.7% from December 31, 2007.

Kenneth J. LeStrange, Chairman and Chief Executive Officer, commented “Endurance reported another quarter of solid operating results and book value growth in a quarter marked by significant capital market volatility and increased industry losses for global property risks. Our premiums were up significantly in the quarter, largely from our recently acquired agriculture insurance unit. The premium growth from our agriculture insurance business has the potential to enhance our future earnings and further diversify our underwriting portfolio. As we continue through 2008, we remain focused on identifying new opportunities for profitable growth while maintaining our underwriting discipline.”

Operating Results

The 51.5% increase in gross premiums written in the three months ended March 31, 2008 over the same period in 2007 resulted primarily from agricultural premiums written in the Insurance segment by recently acquired ARMtech Insurance Services, Inc. and its affiliates (“ARMtech”). The growth in gross premiums written was partially offset by declines in premiums written within the Reinsurance segment, due to changes in client cessions and non–renewals of business which failed to meet the Company’s underwriting standards. Net premiums earned for the first quarter decreased by $5.0 million or 1.3% from the same period in 2007 principally due to decreases in written premiums in the Reinsurance segment. The majority of the Company’s agriculture insurance premiums written in the first quarter related to policies incepting late in the quarter, and thus only modestly contributed to earned premiums.

The Company’s operating results for the current quarter were positively impacted by the absence of significant loss events compared to the first quarter of last year which included net losses of $33.9 million related to Windstorm Kyrill in Europe. Also during the three months ended March 31, 2008, the Company recorded $41.0 million of favorable prior year loss reserve development compared to favorable prior year loss reserve development for the first quarter of 2007 of $55.9 million. Favorable development for the current period decreased over the same period in 2007 as less favorable development emerged in the short and long tail lines of the Company’s Insurance segment. For the first quarter of 2008, favorable loss reserve development was primarily due to lower than expected loss emergence in the Company’s short tail reinsurance lines.

For the three months ended March 31, 2008, the Company’s operating results were impacted by a $27.9 million decline in net investment income compared to the same period in 2007 primarily due to mark to market reductions in the value of the Company’s alternative investments and high yield funds. The investment income generated by the Company’s fixed maturity investments for the first quarter of 2008 was consistent with the same period in 2007.

Insurance Segment

Gross premiums written in Endurance’s Insurance segment for the three months ended March 31, 2008 were $585.1 million compared to $147.0 million for the same period in 2007. Premium growth for the Insurance segment was largely driven by the addition of $413.4 million of gross agricultural premiums underwritten by ARMtech, however, this line contributed only $32.8 million to current quarter net premiums earned as the majority of the written premiums related to policies incepting late in the quarter. In addition, the Company underwrote $21.8 million more workers’ compensation premiums in the first quarter of 2008 as compared to the same period in 2007 and modestly more premiums in its property and professional lines of business. The Insurance segment’s growth in these lines of business was partially offset by modest declines in gross premiums written in the healthcare liability and casualty lines of business in the first quarter of 2008 as compared to the first quarter of 2007.

Endurance’s Insurance segment combined ratio was 104.0% in the three months ended March 31, 2008 versus a combined ratio of 90.3% for the same period in 2007. The increase in the combined ratio in the first quarter of 2008 compared to the same period in 2007 was driven predominantly by lower levels of favorable prior year loss reserve development in the current quarter. In the current quarter, the Insurance segment’s combined ratio benefited from favorable prior year loss reserve development of $3.7 million, or 2.2 percentage points, compared to favorable prior year loss reserve development of $26.5 million, or 24.0 percentage points, for the same quarter a year ago. Less favorable loss reserve development emerged in the first quarter of 2008 in both short and long tail lines. In addition, in the current quarter, the Insurance segment’s combined ratio was adversely impacted by a $6.5 million international property risk loss that added 3.9 percentage points to the segment’s loss ratio. Partially offsetting the decline in favorable prior year loss reserve development and the international property risk loss, was an improvement in the general and administrative expense ratio compared to the same period in 2007 due to growth in premiums and the addition of the agriculture line, which benefited from third party commissions and expense reimbursements.

Reinsurance Segment

Total premiums written in Endurance’s Reinsurance segment for the three months ended March 31, 2008 were $285.5 million, a decrease of 33.5% from the $429.5 million of total premiums written in the same period in 2007. The decline in total premiums written in the Reinsurance segment was primarily due to declines in agriculture premiums, due to some expected attrition stemming from our acquisition of ARMtech, increased client retentions and softening in reinsurance terms and conditions. In addition, the Company experienced declines in its remaining reinsurance lines due to non-renewals of contracts that no longer met the Company’s pricing and underwriting requirements, most significantly in relation to its international catastrophe business and casualty lines.

For the quarter ended March 31, 2008, the Reinsurance segment’s combined ratio was 68.9% versus 88.4% during the same period of 2007. The combined ratio for the current period benefited primarily from overall low levels of catastrophe losses as compared to the first quarter of 2007, which included losses due to Windstorm Kyrill. In addition, the Company recorded $35.5 million or 17.3 percentage points of favorable prior year loss reserve development for the quarter compared to $23.1 million or 7.9 percentage points of favorable prior year loss reserve development for the same period in 2007. The current period’s prior year loss reserve development in the Reinsurance segment primarily related to the short tail lines of business.

The decrease in the net loss ratio for the first quarter of 2008 was partially offset by growth in the acquisition expense ratio and the general and administrative expenses ratio in the first quarter compared to the same period in 2007. Growth in the acquisition expense ratio in the current period was generally due to earned premium mix changes as the Company saw a more pronounced decrease in the agriculture line which has lower acquisition expenses than the Company’s other reinsurance lines. Growth in the general and administrative expense ratio in the current period was primarily due to a decline in earned premiums from the same period in 2007.

Investments

Endurance’s net investment income of $46.9 million decreased 37.3% or $27.9 million for the quarter ended March 31, 2008 as compared to the same period in 2007. During the first quarter of 2008, the Company’s net investment income included mark to market losses of $16.1 million on its alternative investments and high yield funds, included in other investments, as compared to gains of $12.2 million in the first quarter of 2007. Although recent market volatility has negatively impacted the carrying value and related net investment income contribution from alternative and high yield funds, the Company has achieved an inception to date annual return on these investments of 11.0% through March 31, 2008. Investment income generated from the Company’s fixed maturity investments, which comprises approximately 93% of the Company’s investments as of March 31, 2008, was consistent period over period. The ending book yield on the Company’s fixed maturity investments at March 31, 2008 was 5.0%, down slightly from December 31, 2007 as a result of modest trading activity and lower reinvestment rates during the current quarter.

Endurance’s fixed maturity portfolio maintained an average credit quality of AAA as of March 31, 2008, and to date has not been materially impacted by downgrades or defaults. During the first quarter of 2008, the Company recorded net realized investment losses of $11.5 million, driven by $14.3 million of losses from other than temporary impairments due to the interest rate changes and spread widening experienced in the first quarter of 2008. These unrealized impairment losses were offset in part by $2.8 million of net realized gains on sales of investments. Endurance continues to record its fixed maturity investments at fair value, with differences between amortized cost and fair value reflected as a component of other comprehensive income provided such differences are not deemed to be other than temporary.

Endurance ended the first quarter of 2008 with cash and invested assets of $5.6 billion, an increase of 0.8% from December 31, 2007. Net operating cash flow was $142.7 million for the three months ended March 31, 2008 versus $121.8 million for the same period in 2007.

Capitalization and Shareholders’ Equity

At March 31, 2008, Endurance’s GAAP shareholders’ equity was $2.5 billion or $36.00 per diluted common share versus $2.5 billion or $35.05 per diluted common share at December 31, 2007. During the quarter ended March 31, 2008, Endurance repurchased 1.0 million of its common shares and share equivalents in private and open market transactions for an aggregate repurchase price of $40.5 million.

Earnings Call

Endurance will host a conference call on May 2, 2008 at 8:30 a.m. Eastern time to discuss its financial results. The conference call can be accessed via telephone by dialing (877) 672-9216 or (706) 634-9637 (international). Those who intend to participate in the conference call should register at least ten minutes in advance to ensure access to the call. A telephone replay of the conference call will be available through

May 15, 2008 by dialing (800) 642-1687 or (706) 645-9291 (international) and entering the pass code: 28044509.

The public may access a live broadcast of the conference call at the “Investors” section of Endurance’s website, www.endurance.bm.

A copy of Endurance’s financial supplement for the first quarter of 2008 will be available on Endurance’s website at www.endurance.bm shortly after the release of earnings.

Operating income, operating return on average common equity, operating income per dilutive common share and total premiums written are non-GAAP measures. Reconciliations of these measures to the appropriate GAAP measures are included in the attached tables.

About Endurance Specialty Holdings

Endurance Specialty Holdings Ltd. is a global specialty provider of property and casualty insurance and reinsurance. Through its operating subsidiaries, Endurance writes property, casualty, healthcare liability, agriculture, workers’ compensation, professional lines of insurance and property, catastrophe, casualty, agriculture, marine, aerospace, and surety and other specialty lines of reinsurance. We maintain excellent financial strength as evidenced by the ratings of A (Excellent) from A.M. Best (XV size category) and A (Strong) from Standard and Poor’s on our operating subsidiaries (other than American Agri-Business Insurance Company) and B++ (Good) from A.M. Best for American Agri-Business Insurance Company. Endurance’s headquarters are located at Wellesley House, 90 Pitts Bay Road, Pembroke HM 08, Bermuda and its mailing address is Endurance Specialty Holdings Ltd., Suite No. 784, No. 48 Par-la-Ville Road, Hamilton HM 11, Bermuda. For more information about Endurance, please visit http://www.endurance.bm.

Safe Harbor for Forward-Looking Statements

Some of the statements in this press release may include forward-looking statements which reflect our current views with respect to future events and financial performance. Such statements may include forward-looking statements both with respect to us in general and the insurance and reinsurance sectors specifically, both as to underwriting and investment matters. Statements which include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “seek,” “will,” and similar statements of a future or forward-looking nature identify forward-looking statements in this press release for purposes of the U.S. federal securities laws or otherwise. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the Private Securities Litigation Reform Act of 1995.

All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or may be important factors that could cause actual results to differ from those indicated in the forward-looking statements. These factors include, but are not limited to, competition, possible terrorism or the outbreak of war, the frequency or severity of unpredictable catastrophic events, changes in demand for insurance or reinsurance, rating agency actions, uncertainties in our reserving process, a change in our tax status, acceptance of our products, the availability of reinsurance or retrocessional coverage, retention of key personnel, political conditions, the impact of current regulatory investigations, changes in accounting policies, changes in general economic conditions and other factors described in our Annual Report on Form 10-K for the year ended December 31, 2007.

Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation publicly to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

ENDURANCE SPECIALTY HOLDINGS LTD.

CONSOLIDATED BALANCE SHEETS

(in thousands of United States dollars, except share and per share amounts)

	March 31, 2008	December 31, 2007

Assets
Cash and cash equivalents	$549,692	$567,825
Fixed maturity investments available for sale, at fair value	4,710,467	4,660,236
Other investments	369,347	358,128
Premiums receivable, net	1,088,998	723,832
Deferred acquisition costs	184,646	168,968
Securities lending collateral	241,343	173,041
Prepaid reinsurance premiums	268,442	122,594
Losses recoverable	150,665	187,354
Accrued investment income	33,650	38,543
Intangible assets	208,202	206,632
Deferred tax assets	17,702	—
Other assets	52,057	63,574

Total Assets	$7,875,211	$7,270,727

Liabilities
Reserve for losses and loss expenses	$2,928,427	$2,892,224
Reserve for unearned premiums	1,269,318	855,085
Net deposit liabilities	105,115	108,943
Securities lending payable	241,343	173,041
Reinsurance balances payable	224,223	162,899
Debt	448,978	448,753
Deferred tax liability	—	922
Other liabilities	119,633	116,601

Total Liabilities	5,337,037	4,758,468

Shareholders’ Equity
Preferred shares Series A, non-cumulative – 8,000,000 issued and outstanding (2007 – 8,000,000)	8,000	8,000
Common shares 60,097,750 issued and outstanding (2007 – 60,364,488)	60,098	60,364
Additional paid-in capital	1,127,594	1,165,300
Accumulated other comprehensive income	62,705	57,725
Retained earnings	1,279,777	1,220,870

Total Shareholders’ Equity	2,538,174	2,512,259

Total Liabilities and Shareholders’ Equity	$7,875,211	$7,270,727

Book Value per Common Share
Dilutive common shares outstanding	64,943,285	65,978,030
Diluted book value per common share[a]	$36.00	$35.05

Note: All financial information contained herein is unaudited, except the balance sheet data for the year ended December 31, 2007, which was derived from Endurance’s audited financial statements.

[a] Excludes the $200 million liquidation value of the preferred shares.

ENDURANCE SPECIALTY HOLDINGS LTD.

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(in thousands of United States dollars, except share and per share amounts)

	Quarter Ended

	March 31, 2008	March 31, 2007

Revenues
Gross premiums written	$868,591	$573,291

Net premiums written	640,787	533,665
Change in unearned premiums	(268,744)	(156,620)

Net premiums earned	372,043	377,045
Other underwriting income	(740)	(5,936)
Net investment income	46,878	74,813
Net realized losses on investments	(11,484)	(2,084)

Total revenues	406,697	443,838

Expenses
Losses and loss expenses	189,502	210,594
Acquisition expenses	74,374	67,530
General and administrative expenses	50,044	48,829
Amortization of intangibles	2,688	1,127
Net foreign exchange losses	3,107	2,613
Interest expense	7,534	7,529

Total expenses	327,249	338,222

Income before income taxes	79,448	105,616
Income tax expense	(1,637)	(3,781)

Net income	$77,811	$101,835
Preferred dividends	(3,875)	(3,875)

Net income available to common shareholders	$73,936	$97,960

Per share data
Weighted average number of common and common equivalent shares outstanding:
Basic	58,823,353	66,612,980
Diluted	64,503,281	72,073,063
Basic earnings per common share	$1.26	$1.47

Diluted earnings per common share	$1.15	$1.36

Note: All financial information contained herein is unaudited, except the balance sheet data for the year ended December 31, 2007, which was derived from the Company’s audited financial statements.

ENDURANCE SPECIALTY HOLDINGS LTD.

RESULTS BY SEGMENT

(in thousands of United States dollars)

	For the quarter ended March 31, 2008

	Insurance	Reinsurance	Total Company Subtotal	Deposit Accounting(1)	Reported Totals

Revenues
Gross premiums written	$585,134	$285,478	$870,612	$(2,021)	$868,591
Ceded premiums written	(228,993)	1,189	(227,804)	—	(227,804)

Net premiums written	356,141	286,667	642,808	(2,021)	640,787

Net premiums earned	167,982	205,735	373,717	(1,674)	372,043
Other underwriting loss	—	—	—	(740)	(740)

Total underwriting revenues	167,982	205,735	373,717	(2,414)	371,303

Expenses
Net losses and loss expenses	130,950	61,202	192,152	(2,650)	189,502
Acquisition expenses	23,117	51,157	74,274	100	74,374
General and administrative expenses	20,561	29,483	50,044	—	50,044

	174,628	141,842	316,470	(2,550)	313,920

Underwriting (loss) income	$(6,646)	$63,893	$57,247	$136	$57,383

Net loss ratio	78.0%	29.7%	51.4%		50.9%
Acquisition expense ratio	13.8%	24.9%	19.9%		20.0%
General and administrative expense ratio	12.2%	14.3%	13.4%		13.5%

Combined ratio	104.0%	68.9%	84.7%		84.4%

(1)     Reconciles the Company’s underwriting results by segment to the Company’s financial statement presentation.

ENDURANCE SPECIALTY HOLDINGS LTD.

RESULTS BY SEGMENT

(in thousands of United States dollars)

	For the quarter ended March 31, 2007

	Insurance	Reinsurance	Total Company Subtotal	Deposit Accounting (1)	Reported Totals

Revenues
Gross premiums written	$147,033	$429,473	$576,506	$(3,215)	$573,291
Ceded premiums written	(38,944)	(682)	(39,626)	—	(39,626)

Net premiums written	108,089	428,791	536,880	(3,215)	533,665

Net premiums earned	110,324	291,396	401,720	(24,675)	377,045
Other underwriting loss	—	—	—	(5,936)	(5,936)

Total underwriting revenues	110,324	291,396	401,720	(30,611)	371,109

Expenses
Net losses and loss expenses	63,529	169,699	233,228	(22,634)	210,594
Acquisition expenses	13,826	61,417	75,243	(7,713)	67,530
General and administrative expenses	22,217	26,612	48,829	—	48,829

	99,572	257,728	357,300	(30,347)	326,953

Underwriting income (loss)	$10,752	$33,668	$44,420	$(264)	$44,156

Net loss ratio	57.6%	58.2%	58.1%		55.9%
Acquisition expense ratio	12.5%	21.1%	18.7%		17.9%
General and administrative expense ratio	20.2%	9.1%	12.1%		12.9%

Combined ratio	90.3%	88.4%	88.9%		86.7%

(1)     Reconciles the Company’s underwriting results by segment to the Company’s financial statement presentation.

ENDURANCE SPECIALTY HOLDINGS LTD.

CONSOLIDATED FINANCIAL RATIOS

As Reported

	For the quarter ended March 31

	Insurance		Reinsurance		Total

	2008	2007	2008	2007	2008	2007

Loss ratio	78.0%	57.6%	29.7%	58.2%	50.9%	55.9%
Acquisition expense ratio	13.8%	12.5%	24.9%	21.1%	20.0%	17.9%
General and administrative expense ratio	12.2%	20.2%	14.3%	9.1%	13.5%	12.9%

Combined ratio	104.0%	90.3%	68.9%	88.4%	84.4%	86.7%

Effect of Prior Year Net Loss Reserve Development

Favorable / (Unfavorable)

	For the quarter ended March 31

	Insurance		Reinsurance		Total

	2008	2007	2008	2007	2008	2007

Loss ratio	2.2%	24.0%	17.3%	7.9%	11.0%	14.8%

Net of Prior Year Net Loss Reserve Development

	For the quarter ended March 31

	Insurance		Reinsurance		Total

	2008	2007	2008	2007	2008	2007

Loss ratio	80.2%	81.6%	47.0%	66.1%	61.9%	70.7%
Acquisition expense ratio	13.8%	12.5%	24.9%	21.1%	20.0%	17.9%
General and administrative expense ratio	12.2%	20.2%	14.3%	9.1%	13.5%	12.9%

Combined ratio	106.2%	114.3%	86.2%	96.3%	95.4%	101.5%

ENDURANCE SPECIALTY HOLDINGS LTD.

RECONCILIATION

TOTAL PREMIUMS WRITTEN BY SEGMENT

(in thousands of United States dollars)

The following is a reconciliation of Endurance’s total premiums written including gross premiums written and deposit premiums (a non-GAAP measure) to gross premiums written for the quarters ended March 31, 2008 and 2007:

	Quarter Ended March 31, 2008			Quarter Ended March 31, 2007

	Gross Premiums Written	Deposit Premiums	Total Premiums Written	Gross Premiums Written	Deposit Premiums	Total Premiums Written

Insurance
Property	$31,183	—	$31,183	$27,042	—	$27,042
Casualty	25,124	—	25,124	26,796	—	26,796
Healthcare liability	16,492	—	16,492	18,790	—	18,790
Workers’ compensation	83,480	—	83,480	61,633	—	61,633
Agriculture	413,419	—	413,419	—	—	—
Professional lines	15,436	—	15,436	12,772	—	12,772

Subtotal Insurance	$585,134	—	$585,134	$147,033	—	$147,033

Reinsurance
Casualty	$68,965	$336	$69,301	$89,567	$2,369	$91,936
Property	34,619	1,629	36,248	36,094	607	36,701
Catastrophe	105,234	—	105,234	140,499	—	140,499
Agriculture	10,911	—	10,911	93,061	—	93,061
Aerospace and Marine	36,536	—	36,536	39,321	239	39,560
Surety and other specialty	27,192	56	27,248	27,716	—	27,716

Subtotal Reinsurance	$283,457	$2,021	$285,478	$426,258	$3,215	$429,473

Total	$868,591	$2,021	$870,612	$573,291	$3,215	$576,506

Total premiums written is a non-GAAP internal performance measure used by Endurance in the management of its operations. Total premiums written represents gross premiums written and deposit premiums, which are premiums on contracts that are deemed as either transferring only significant timing risk or transferring only significant underwriting risk and thus are required to be accounted for under GAAP as deposits. Endurance believes these amounts are significant to its business and underwriting process and excluding them distorts the analysis of its premium trends. In addition to presenting gross premiums written determined in accordance with GAAP, Endurance believes that total premiums written enables investors, analysts, rating agencies and other users of its financial information to more easily analyze Endurance’s results of underwriting activities in a manner similar to how management analyzes Endurance’s underlying business performance. Total premiums written should not be viewed as a substitute for gross premiums written determined in accordance with GAAP.

ENDURANCE SPECIALTY HOLDINGS LTD.

RECONCILIATIONS

(in thousands of United States dollars, except share and per share amounts)

The following is a reconciliation of Endurance’s net income and net income per diluted common share to operating income, operating income per diluted common share and annualized operating return on average common equity (all non-GAAP measures) for the quarters ended March 31, 2008 and 2007:

	Quarter Ended

	March 31,	March 31,
	2008	2007

Net income	$77,811	$101,835
Add (Less) after-tax items:
Net foreign exchange losses (gains)	(10)	1,541
Net realized losses on investments	11,726	1,820

Operating income before preferred dividends	$89,527	$105,196
Preferred dividends	(3,875)	(3,875)

Operating income available to common shareholders	$85,652	$101,321

Weighted average dilutive common shares	64,503,281	72,073,063

Operating income per diluted share	$1.33	$1.41

Average common equity [a]	$2,325,217	$2,132,210

Operating return on average common equity	3.7%	4.8%

Annualized operating return on average common equity	14.7%	19.0%

Net income	$77,811	$101,835
Preferred dividends	(3,875)	(3,875)

Net income available to common shareholders	$73,936	$97,960

Return on average common equity, Net income	3.2%	4.6%

Annualized return on average common equity, Net income	12.7%	18.4%

[a] Average common equity is calculated as the arithmetic average of the beginning and ending common equity balances for the stated period, which excludes the $200 million liquidation value of the preferred shares.

Operating income and operating income per diluted common share are internal performance measures used by Endurance in the management of its operations. Operating income per diluted common share represents operating income divided by weighted average dilutive common shares. Operating income represents after-tax operational results excluding, as applicable, after-tax net realized capital gains or losses and after-tax net foreign exchange gains or losses because the amount of these gains or losses is heavily influenced by, and fluctuates in part, according to the availability of market opportunities. Endurance believes these amounts are largely independent of its business and underwriting process and including them distorts the analysis of trends in its operations. In addition to presenting net income and net income per dilutive common share determined in accordance with GAAP, Endurance believes that showing operating income and operating income per dilutive common share enables investors, analysts, rating agencies and other users of its financial information to more easily analyze Endurance’s results of operations in a manner similar to how management analyzes Endurance’s underlying business performance. Operating income and operating income per dilutive common share should not be viewed as substitutes for GAAP net income and net income per dilutive common share, respectively.

Endurance presents return on equity as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information.

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